Exhibit 10.1

50 Tice Boulevard Suite A26 Woodcliff Lake, NJ 07677 (201) 645-4765 (tel)

January 18, 2021

Alan Mendelsohn, MD

Subject: Employment Offer

Dear Alan,

On behalf of Timber Pharmaceuticals Inc (“Timber” or the “Company”), I am pleased to extend to you an offer of employment for the role of Executive Vice President, Research and Development and Chief medical Officer. This position will be located at Timber’s future headquarter offices, with the location to be determined in New Jersey. You will report to the CEO. Your start date will be mutually determined, but I anticipate it to be on or around February 2, 2021. I am excited about the possibility of you joining the team and helping to build our high value medical dermatology company.

The terms of your employment offer are outlined below:

•	Monthly base pay of $25,000 which, when annualized, is equivalent to $300,000 per year.

•	Participation in a Performance Bonus Plan with a target of 50% of your base salary, based on company and individual achievement. Your bonus will be based on your performance meeting mutually established individual goals and objectives to support the growth strategy of the Company as well as the Company’s overall performance.

•	Subject to the approval of the Company’s Board of Directors or its Compensation Committee and the approval of the Company’s shareholders, you will be granted an option to purchase 347,991 shares of the common stock of Timber Pharmaceuticals, Inc. (the “Option”) pursuant to the Timber Pharmaceuticals, Inc. 2020 Omnibus Equity Incentive Plan (the “Plan”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted and will be no less than the fair market value per share on the date of grant. The Option will be subject to the terms and conditions of the Plan and the applicable stock option grant agreement. You will vest [in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service,] as described in the applicable stock option grant agreement. The effectiveness of the Option will be further subject to approval by the Company’s shareholders of an increase in the number of shares covered by the Plan sufficient to include the shares covered by your Option. In the event such shareholder approval is not received, your Option will be invalid and the Company will endeavor in good faith to provide an alternative incentive of similar value.

•	Sign on bonus: In attempt to help you recover some of the incentive compensation that you may be missing from your previous employer, Timber agrees to pay you an amount of $25,000 on the first three anniversaries of your employment with Timber for a total of $75,000 over three years. The amount will be paid subject to you being employed and in good standing on the anniversary date(s) (12 months from the agreed upon start date).

•	As a regular, full-time employee of the Company, you will be eligible to participate in any Employee Benefit Plans that the Company puts in place. It is expected that initially such benefits will include health and dental insurance, and that additional benefits will be put in place as the Company grows. A company-wide policy on benefits, including a 401(k) plan, will be developed as the company grows. The company will pay for 100% of the healthcare/dental and vision benefit in place at the time.

•	As a regular, full time employee of the Company you will accrue vacation and sick leave. Vacation will accrue at the rate of 1.67 days per month, or twenty (20) days per year.

This offer of employment does not represent an employment contract. You will be an employee at will, and just as you retain the right to resign, with or without notice or cause, Timber has the same right with respect to termination of your employment.

If you understand and accept these terms, please sign and return one copy of this offer letter to me.

I would love to have you join Timber and be a part of building a great company. Should you have any questions regarding this offer, please feel free to contact me at: 973 452 8548.

Sincerely,

John Koconis

CEO

Timber Pharmaceuticals, Inc.

Agreed to and Accepted by:

/s/ Alan Mendelsohn	January 19, 2021
Alan Mendelsohn	Date

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